ARC Group Worldwide, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: February 13, 2013
CONTACT: Norma Caceres, Chief Financial Officer
PHONE: (303) 467-5236

ARC GROUP WORLDWIDE, INC. REPORTS SECOND QUARTER NET INCOME OF $0.8 MILLION

DELAND, FLORIDA, February 13, 2013 — ARC Group Worldwide, Inc. (NASDAQ Capital Market: ARCW; “ARC”) reported today financial results for its fiscal 2013 second quarter ended December 30, 2012. The Company posted second quarter sales revenue of $17.5 million and second quarter net income attributable to ARC of $0.8 million, or $0.14 per diluted share.  These results compare to quarter sales revenue of $7.8 million and quarter net income attributable to ARC of $1.2 million, or $0.30 per diluted share in the year ago quarter.  Gross profit was $4.3 million for the quarter ended December 30, 2012 compared to $3.3 million in the year ago quarter.  The second quarter results were driven largely by combined sales revenue and the related cost of sales resulting from the reverse acquisition of ARC by Quadrant Metals Technologies (“QMT”), as well as the acquisition of Advanced Forming Technology, Inc. and AFT-Hungary Kft., (both referred to herein as “AFT”).

About ARC

ARC, through its operating subsidiaries AFT, QMT, ARC Wireless LLC and ARC Wireless Ltd., is a global diversified manufacturer active in metal injection molding, flanges, specialty hermetic seals, and wireless equipment. For more information about ARC, please visit www.arcgroupworldwide.net.

IMPORTANT INFORMATION
This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events. These include, but are not limited to, statements, if any, regarding business plans and integration efforts related to the recent transactions, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth and efficiencies through the acquisitions discussed herein, merger-related expenses and the impact of the transaction on ARC’s earnings, market share and capital position. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as ARC’s ability to integrate QMT and AFT as planned and the general effects of financial, economic, and regulatory conditions affecting our industries. Accordingly, actual results may differ materially. Neither ARC nor QMT nor AFT undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by ARC with the Securities and Exchange Commission (“SEC”), including its Form 8-K/A filed with the SEC on September 28, 2012 and the Form 10-Q for the six months ending December 30, 2012.